Exhibit 5.1

INTERNATIONAL BUSINESS MACHINES CORPORATION

Office of the Vice President, Assistant General Counsel and Secretary

Armonk, New York 10504

February 2, 2026

International Business Machines Corporation

One New Orchard Road

Armonk, NY 10504

Ladies and Gentlemen:

I am the Vice President, Assistant General Counsel and Secretary of International Business Machines Corporation (herein called the “Company”) and an attorney duly admitted to practice in the State of New York.

The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-276739) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), debt and other securities to be issued from time to time by the Company, including (a) €1,000,000,000 aggregate principal amount of the Company’s 3.000% Notes due 2031, €1,000,000,000 aggregate principal amount of the Company’s 3.450% Notes due 2034, €750,000,000 aggregate principal amount of the Company’s 3.850% Notes due 2038 and €750,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2028 (together, the “Euro Notes”) and (b) $500,000,000 aggregate principal amount of the Company’s 4.000% Notes due 2029, $500,000,000 aggregate principal amount of the Company’s 4.300% Notes due 2031, $500,000,000 aggregate principal amount of the Company’s 4.600% Notes due 2033, $1,000,000,000 aggregate principal amount of the Company’s 4.950% Notes due 2036 and $750,000,000 aggregate principal amount of the Company’s 5.800% Notes due 2056 (together, the “USD Notes” and, together with the Euro Notes, the “Securities”).

The Securities are to be issued pursuant to the Indenture (the “Indenture”) dated as of October 1, 1993, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of December 15, 1995. The Euro Notes are to be sold pursuant to the Underwriting Agreement dated January 29, 2026 (the “Euro Underwriting Agreement”) among the Company and the several underwriters named therein (the “Euro Underwriters”) and the USD Notes are to be sold pursuant to the Underwriting Agreement dated January 29, 2026 (the “USD Underwriting Agreement” and, together with the Euro Underwriting Agreement, the “Underwriting Agreements”) among the Company and the representatives of the several underwriters named therein (the “USD Representatives” and, together with the Euro Underwriters, the “Underwriters”).

I, working together with members of the Company’s legal department, have reviewed such documents and records as I have deemed necessary or appropriate to enable me to express an informed and reasoned legal opinion with respect to the matters covered hereby. I am also familiar with the proceedings by which such instruments and the transactions contemplated thereby were authorized by the Company.

Based on the foregoing, I am of the opinion that the Securities, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the respective Underwriting Agreements, and assuming that the Securities are duly authenticated by the Trustee, will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws in effect and subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law).

In giving this opinion, I express no opinion as to any laws other than the laws of the State of New York and the Federal Laws of the United States of America.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated February 2, 2026, its incorporation into the Registration Statement and to the use of my name under the caption “Legal Opinions” in the prospectus supplements relating to the Securities included in the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Jane P. Edwards
Jane P. Edwards